                                  EXHIBIT 10.11


                             PAYMENT BLOCKAGE NOTICE




May 25, 1995


By FAX AND FED EX

Mr. Alexius Dyer
President
International Airline Support Group
8095 N.W. 64th Street
Miami, Florida  33166

Dear Mr. Dyer:

As we have discussed, International Airline Support Group, Inc. ("IASG") is currently in violation of, without limitation, sections 7.3 (Interest Coverage Ratio,) 7.10 (Maintenance of Consolidated Net Worth and Net Income,) and 7.21 (Indebtedness to Cash Flow Ratio) of the Securities Purchase Agreement (the "Agreement") dated July 17, 1992 governing IASG's 12% Senior Secured Notes due July 17, 1997 (the "Notes.") Noncompliance with these covenants constitutes an Event of Default under Section 9 of the Agreement which would permit the Majority Noteholders, as defined in the Agreement, to declare an acceleration of the Notes. Sun Life Insurance Company of America ("Sun") is the holder of $6,972,852 of the Notes, which is in excess of half the Notes outstanding, thereby rendering it a Majority Noteholder.

Sun hereby declares that an Event of Default is continuing and demands that the scheduled coupon payment which would otherwise be payable to holders of IASG's 8% Convertible Subordinated Debentures (the "Debentures") on May 31, 1995 not be paid. This is a notice of payment blockage as contemplated by Section 8.3 of the Securities Purchase Agreement dated September 8, 1993 governing the Debentures, and is delivered to IASG in both its capacity as obligor and Paying Agent. At this time, Sun is not pursuing other remedies, including acceleration, but reserves the right to do so at any time permitted under the Agreement.


Yours truly,




Robert E. Sydow
Senior Vice President, Sun America Investments